 EX‑35.12

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Annual Statement of Compliance

MSJP 2015-HAUL

VIA: EMAIL

Morgan Stanley Capital I Inc.

1585 Broadway

New York, New York 10036

Attention: Stephen Holmes

stephen.holmes@morganstanley.com

Re: Trust and Servicing Agreement dated as of October 1, 2015 (the “Agreement”) between Morgan Stanley Capital I Inc., as Depositor, Wells Fargo Bank, National Association, as Servicer and Special Servicer, and U.S. Bank National Association, as Certificate Administrator and Trustee.

I, Kimberly O. Jacobs, a Senior Vice President of U.S. Bank National Association, as Certificate Administrator, as a certifying servicer hereby certify that:

(1) A review of the activities of the Certificate Administrator during the preceding calendar year (the “Reporting Period”) and of the performance of the Certificate Administrator under the Agreement has been made under my supervision; and

(2) To the best of my knowledge, based on such review, the Certificate Administrator has fulfilled all its obligations under the Agreement in all material respects throughout such Reporting Period.

Capitalized terms used but not defined herein have the meanings set forth in the Agreement.

Date: March 7, 2017

U.S. Bank National Association, as Certificate Administrator

By: /s/ Kimberly O. Jacobs

Kimberly O. Jacobs

Senior Vice President